Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:	Investor Relations Contact:
Phillip Tree	Matthew Langdon
TIBCO Software Inc.	TIBCO Software Inc.
(650) 846-8529	(650) 846-5747
ptree@tibco.com	mlangdon@tibco.com

TIBCO SOFTWARE REPORTS PRELIMINARY

SECOND QUARTER RESULTS

PALO ALTO, Calif. – June 3, 2008 – TIBCO Software Inc. (Nasdaq: TIBX) today announced preliminary results for its fiscal second quarter ending June 1, 2008.

Preliminary second quarter results indicate total revenue is expected to be in a range of $147 to $149 million. The company expects license revenue for the quarter to be approximately $56-57 million. Non-GAAP earnings per fully diluted share are expected to be $0.05 to $0.06. GAAP earnings per fully diluted share are expected to be $0.00 to $0.01.

“We saw a mixed picture this quarter,” said Vivek Ranadivé, chairman and chief executive officer, TIBCO. “We completed significant, multi-million dollar deals in vertical markets such as Financial Services, Insurance and Telecommunications, demonstrating customers’ willingness to commit to our products. However, we did see deals slip out late in the quarter. Geographically, weakness was concentrated in the Americas. We’re assessing the impact on our outlook for the year, and will provide an update as part of our upcoming earnings call.”

Expected second quarter results are preliminary and subject to TIBCO’s management and independent auditors completing their customary quarterly closing review procedures.

TIBCO Software will release its full Q2 2008 financial results on June 26, 2008. At that time, the company will discuss its quarterly performance and provide an update on forward looking guidance for fiscal 2008.

About TIBCO

TIBCO digitized Wall Street in the ‘80s with its event-driven “Information Bus” software, which helped make real-time business a strategic differentiator in the ‘90s. Today, TIBCO’s infrastructure software gives customers the ability to constantly innovate by connecting applications and data in a service-oriented architecture, streamlining activities through business process management, and giving people the information and intelligence tools they need to make faster and smarter decisions, what we call The Power of Now. TIBCO serves more than 3,000 customers around the world with offices in 40 countries and an ecosystem of over 200 partners. Learn more at www.tibco.com.

Use of Non-GAAP Financial Information

TIBCO provides non-GAAP net income per share data as an additional measure of its operating results. TIBCO believes that financial measures of income provide useful information to management and investors regarding certain additional financial and business trends relating to the company’s financial condition and results of operations. For example, the non-GAAP results are an indication of TIBCO’s baseline performance before gains, losses or other charges that are considered by management to be outside the company’s core business operational results. In addition, these non-GAAP results are among the primary indicators management uses as a basis for planning for and forecasting of future periods. These measures are not in accordance with, or an alternative for, accounting principles generally accepted in the United States and may be different from non-GAAP measures used by other companies.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including statements regarding TIBCO’s preliminary financial results. The final results for the second quarter of 2008 may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements, including final review of transactions and consultation with our outside auditors. In addition, TIBCO’s ability to close the transactions that slipped out of the second quarter is subject to various risks that include, but are not limited to, general economic and business conditions. Additional information regarding potential risks is provided in TIBCO’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended November 30, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 2, 2008. TIBCO assumes no obligation to update the forward-looking statements included in this release.

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TIBCO, The Power of Now and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.